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EXHIBIT 11--EARNINGS PER COMMON SHARE
EARNINGS PER COMMON SHARE WERE COMPUTED AS FOLLOWS:

IN THOUSANDS, EXCEPT SHARE                    JANUARY 29,    JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,
 AND PER SHARE AMOUNTS                           1994           1995           1996           1997           1998
                                              -----------    -----------    -----------    -----------    -----------
Net income (loss)..........................   $    (9,205)   $     2,731    $    14,251    $    11,757    $    15,195
Less:
  Dividends and amortization of discount on
     preferred stock and accretion on
     conversion of preferred stock.........         3,594          3,332         10,717             --             --
                                              -----------    -----------    -----------    -----------    -----------
Adjusted net income (loss).................   $   (12,799)   $      (601)   $     3,534    $    11,757    $    15,195
                                              -----------    -----------    -----------    -----------    -----------
                                              -----------    -----------    -----------    -----------    -----------
Weighted average shares--
  Common (1)...............................     1,972,997      2,256,107      6,458,563      7,417,343      8,050,346
Common stock equivalents
  pursuant to SFAS No. 128 (2).............       138,525        138,525        181,164        152,186        225,588
                                              -----------    -----------    -----------    -----------    -----------
Total weighted average shares and share
  equivalents..............................     2,111,522      2,394,632      6,639,727      7,569,529      8,275,934
                                              -----------    -----------    -----------    -----------    -----------
                                              -----------    -----------    -----------    -----------    -----------
Net income (loss) per share
  applicable to common shares:
  Basic net income (loss) per share........   $     (6.49)   $     (0.27)   $      0.55    $      1.59    $      1.89
                                              -----------    -----------    -----------    -----------    -----------
                                              -----------    -----------    -----------    -----------    -----------
  Diluted net income (loss) per share......   $     (6.06)   $     (0.25)   $      0.53    $      1.55    $      1.84
                                              -----------    -----------    -----------    -----------    -----------
                                              -----------    -----------    -----------    -----------    -----------

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(1) The weighted average shares outstanding are based on the number of shares of
    Common Stock issued and outstanding.

(2) In accordance with SFAS No. 128, the common stock equivalents were calculated by applying the treasury stock method. In addition, the Purchased Shares, as discussed in Note 6 to Notes of Consolidated Financial Statements, are considered outstanding for all periods prior to the Initial Public Offering.
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